UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) September 30, 2011

GLOBETRAC INC.
(Exact name of registrant as specified in its chapter)

Delaware	000-33309	33-0953557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Melville Street, Suite 610 Vancouver, British Columbia, Canada		V6E 4A6
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  1-800-648-4287

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2011 GlobeTrac entered into a letter agreement with David Bernard and Michael Avatar (the “Letter Agreement”) with the intention and objective of both parties to negotiate the purchase and sale of all of the shares of Equities.com, Inc. (the “Shares”), which will include the business assets at the time of purchase, including all cash, property, contracts, equipment, goodwill, intellectual property, and any other assets used in or related to the business of Equities, and including the exclusive use of the domain name “equities.com” (collectively, the “Assets”).

Pursuant to the terms and conditions of the Letter Agreement, GlobeTrac has offered to purchase the Shares, including the assumption of any loans related to the business of Equities.com, and to issue to Mr. Bernard and Mr. Avatar a number of post-consolidated restricted shares that will represent an aggregate of at least 60% of the issued and outstanding shares at the time of closing.

The purchase of the Shares is conditional upon the certain conditions precedent being satisfied, including, among others, the following:

a)	GlobeTrac conducting its due diligence on the Shares and the Assets, and obtaining results that are to its satisfaction within 45 days of signing the Letter Agreement; and
b)	GlobeTrac obtaining shareholder approval to a 4:1 consolidation of the issued and outstanding shares of GlobeTrac.

See Exhibit 10.8 – Letter Agreement for more details.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description
10.8	Letter Agreement dated September 26, 2011 among GlobeTrac Inc., David Bernard, and Michael Avatar.	Included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, GlobeTrac Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

GLOBETRAC INC.

Dated: September 30, 2011	By:	/s/ John daCosta
John daCosta – CEO & President